Contact: Jack O'Connell (Corporate Communications and Investor Relations),
                                    954/524-4200, x224


     HVIDE MARINE ANNOUNCES  DISTRIBUTION OF NEW STOCK AND WARRANTS;
                      TRADING TO BEGIN ON MONDAY

     Fort Lauderdale,  FL, January 21, 2000 - Hvide Marine Incorporated  (OTCBB:
HVDM) today announced the distribution of 10,000,000 shares of New HMI Common Stock and 250,000 Class A Warrants in accordance with its Plan of Reorganization, which became effective December 15, 1999. The distributions are being completed today, and trading in the new stock and warrants will commence Monday, January 24, on the Over-the-Counter Bulletin Board under the symbols HVDM for the stock and HVDMW for the warrants. Under the terms of the distribution, holders of Hvide's former securities are not required to surrender those securities. As previously announced under the Plan of Reorganization, holders of the Company's former 8 3/8% Senior Notes are receiving 9,800,000 shares of new common stock, or approximately 32.67 shares per $1,000 principal amount; holders of the former Trust Convertible Preferred Securities are receiving 200,000 shares of new common stock and 125,000 warrants, or approximately one share of the new stock for every 11.5 convertible shares, and one warrant for every 18.4 convertible shares; and holders of the old common stock are receiving 125,000 warrants, or one warrant for every 124 shares previously owned. The warrants are (more) exercisable at $38.49 per share and have a term of four years. Fractional shares and warrants will be rounded up or down to the nearest whole number, with half shares and warrants (or less) being rounded down and fractions in excess of half a share or warrant being rounded up. The transfer agent for the new common stock is ChaseMellon Shareholder Services; the warrant agent is State Street Bank & Trust Company. With a fleet of 274 vessels, Hvide Marine is one of the world's leading providers of marine support and transportation services, primarily to the energy and chemical industries. Visit Hvide on the Web at www.hvide.com.

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